Exhibit 10.15

DISTRIBUTION AGREEMENT

This agreement (“Agreement”) is made and entered into on January 14, 2019 (“Effective Date”) between Cygnus Technologies, with a place of business at 4332 Southport Supply Rd., SE, Southport, NC 28461 USA (referred to herein as “Cygnus”), and BEIJING XMJ SCIENTIFIC CO., LTD, with a place of business at Rm 6C, Block C, Golden Resources Business Center, No.2 Landianchang East Rd, Haidian District, Beijing, China (referred to herein as “Distributor”), each a “Party” and together, the “Parties”.

In consideration of the mutual promises contained herein, the Parties agree as follows:

1.	DEFINITIONS

For purposes of this Agreement, the following terms shall have the meanings ascribed thereto below:

“Products” shall mean those products listed in Exhibit A attached hereto, as the same may be amended from time to time by mutual written agreement of the Parties.

“Reserved Territories” shall mean (i) the United States of America, which Cygnus has reserved to itself and the countries specified https://www.cygnustechnologies.com/intemational-distributors which comprise the countries in respect of which Cygnus has appointed distributors; and (ii) any other countries in respect of which Cygnus informs the Distributor by written notice that it has appointed or will appoint another distributor or has reserved to itself.

“Territory” shall mean China including Hong Kong.

2.	APPOINTMENT

A.

Appointment. Cygnus hereby appoints Distributor as its distributor to import market and sell to Cygnus end-user customers (the “Customer” or “Customers”) the Products in the Territory and to provide services to such Customers in the Territory, for research, non-diagnostic and non-therapeutic use only in accordance with the provisions set forth in this Agreement. Distributor hereby accepts such appointment.

The nature of the appointment is:

Sole appointment. Cygnus undertakes not to appoint any third party to import, market and distribute the Products in the Territory whether as distributor, agent, reseller, wholesaler, franchise holder or otherwise, but reserves to itself the right to import, market, distribute and sell the Products to customers in the Territory.

Distributor will sell the Products to Customers upon Customers’ acceptance of the terms and conditions of use attached hereto as Exhibit C (the “Terms and Conditions”). All

Products must be sold in the form as packaged by Cygnus (with no portion of the package obscured). If Terms and Conditions conflict with the terms and conditions set forth herein, this Agreement shall govern. Distributor shall use diligent efforts to notify Cygnus of conduct by Customers that might violate the Terms and Conditions, but shall have no liability for such Customers conduct; provided, however, that Distributor shall, upon Cygnus’s reasonable request, cease all sales to such Customers. Distributor is responsible for notifying the Customers of the US export control regulations described in Section 11.

B.

Territorial Limitation. Distributor shall not sell or advertise the Products outside of the Territory UNLESS the Territory is within the European Union or Switzerland, in which case Distributor shall refrain from making active sales of the Products to Customers in the Reserved Territories. For these purposes, active sales shall be understood to mean actively approaching or soliciting customers, including, but not limited to, the following actions:

(a)       visits;

(b)       direct mail, including the sending of unsolicited emails;

(c)       advertising in media, on the internet or other promotions, where such advertising or promotion is specifically targeted at customers in Reserved Territories;

(d)       online advertisements addressed to Customers in Reserved Territories and other efforts to be found specifically by users in Reserved Territories, including the use of territory-based banners on third party websites and paying a search engine or online advertisement provider to have advertisements or higher search rankings displayed specifically to users in Reserved Territories; and

(e)       advertising or promotion in any form, or translation of Distributor’s website into a language other than an official language of any country forming part of the Territory, that Distributor would not reasonably carry out but for the likelihood that it will reach Customers in Reserved Territories.

Distributor shall not establish a sales, support, repair or maintenance facility for the Products outside of the Territory without the prior written consent of Cygnus.

Distributor shall refer to Cygnus all enquiries it receives for the Products for sale or delivery outside the Territory UNLESS the Territory is within the EU or Switzerland, when it shall refer to the Supplier all enquiries it receives for the Products for sale or delivery outside the EU or Switzerland.

C.

Conflict of Interest. Distributor shall use its best efforts in the promotion, sale and distribution of the Products, and to maximize sales in the Territory. Distributor will not distribute any competitive product without the written consent of Cygnus, except for products already distributed by the Distributor prior to the Effective Date and as set forth in Exhibit B. Distributor will give Cygnus sixty (60) days’ prior written notice to request for Cygnus’s consent to sell any new competitive products. Consent shall not be unreasonably withheld if Distributor can reasonably demonstrate that selling such competitive products will not have a negative impact on Distributor’s performance under this Agreement.

Where the Territory is within the European Union, the provisions of this Section C shall apply for the term of this Agreement or for the period of five years from the Effective Date (whichever shall be the shorter).

D.	Independent Contractor. The relationship of Cygnus and the Distributor established by this Agreement is that of independent contractor and nothing contained in the Agreement shall be construed to:

(i)	give either Party the power to direct and control the day-to-day activities of the other; or

(ii)	allow Distributor to create or assume any obligations on behalf of Cygnus for any purpose whatsoever.

All sales and other agreements between Distributor and the Customers are Distributor’s exclusive responsibility and shall have no effect on Cygnus’s obligations under this Agreement. Distributor shall be solely responsible for and shall indemnify and hold Cygnus free and harmless from any and all claims, damages or lawsuits (including attorney’s fees) arising out of the acts of Distributor, or its employees or agents.

3.	TERMS AND CONDITIONS OF PRODUCTS BY CYGNUS

A.

Terms and Conditions. All purchases of the Products by Distributor from Cygnus during the term of the Agreement shall be subject to the terms and conditions of this Agreement, as well as those published by Cygnus and provided to Cygnus’s customers along with each customer invoice, including, without limitation, warranties, product inserts, and Cygnus’s standard terms and conditions.

B.

Prices. The purchase price that Distributor will purchase each Product from Cygnus shall be as specified in Exhibit A (“Purchase Price”). The difference between the Purchase Price and Distributor’s sales price to the Customer shall be Distributor’s sole remuneration for sale of the Products. List prices are subject to change on an annual basis and wholly at the discretion of Cygnus, and the Purchase Price will be adjusted accordingly based on the applicable discount set forth in Exhibit A; however, based on market circumstances, Cygnus and Distributor may decide to revise prices for specific Products from time to time through mutual written agreement. Price changes shall not affect unfulfilled purchase orders accepted by Cygnus prior to the effective date of the price change. Cygnus will provide Distributor with a minimum of ninety (90) calendar days advance notice of any proposed price increase for the Products. Distributor shall have control over the sales prices for Products to Customers in the Territory. Distributor agrees to share with Cygnus their list prices and the discounts offered for Cygnus products. Distributor agrees to discuss pricing and pricing strategy with Cygnus on an annual basis prior to communicating with their customers.

C.

Taxes, Tariffs, and Duties. Except as explicitly provided in Exhibit A, the Purchase Price excludes all taxes, fees, duties, withholdings, levies and other governmental assessments (except for taxes based on Cygnus’s income), which shall be paid by Distributor. When Cygnus has the legal obligation to collect such taxes, the appropriate amount shall be added to Distributor’s invoice and paid to Cygnus by Distributor. Except where Cygnus is obligated to pay these taxes, Distributor shall pay all taxes, tariffs, and duties and the Purchase Price will be exclusive of these taxes.

D.

Orders and Acceptance. All orders for the Products submitted by Distributor shall be initiated by written purchase orders with a requested delivery date. To facilitate Cygnus’s production scheduling, Distributor shall attempt to provide Cygnus with the best possible information as to expected ordering dates. No order shall be binding upon Cygnus until accepted by Cygnus in writing, and Cygnus shall have no liability to Distributor with respect to purchase orders that are not accepted. Cygnus will use commercially reasonable effort to accept the purchase orders of Distributor.

Cygnus shall notify Distributor of the acceptance or rejection of an order and of the projected delivery date for accepted orders within ten (10) business days of the receipt of the purchase order.

E.

Terms of Purchase Order. Distributor’s purchase orders submitted to Cygnus with respect to Products to be purchased hereunder shall be governed by the terms of this Agreement, and nothing contained in any such purchase order shall in any way modify such terms of purchase or add any additional terms or conditions.

F.

Payment. Distributor shall make all payments to Cygnus in US dollars. Each accepted order of Products will be separately invoiced and payment shall be net sixty (60) calendar days from the date of shipment. Distributor will make all payments to Cygnus by wire transfer, credit card, or check so long as the check is written and drawn from a bank located in the United States, to:

Bank Wire Transfer Information:

United States Bank Information

First Citizens Bank & Trust

Southport, NC USA

SWIFT Code: FCBTUS33

Routing No. 053100300

Account No. 004531236891

G.

Shipping. All Products delivered pursuant to the terms of this Agreement shall be delivered FOB Cygnus shipping point to the address set forth in Distributor’s purchase order and title to such Products and risk of loss shall pass to Distributor upon delivery to the carrier. All freight, insurance, and other applicable charges shall be invoiced and paid by Distributor in accordance with Section 3(F) above.

4.	WARRANTY TO DISTRIBUTOR’S CUSTOMERS

A.

Limited Warranty. Cygnus hereby warrants each Product will meet its then-current specifications, which will be provided with the shipment of each item or upon request from Distributor. Cygnus may change product specifications at any time with thirty (30) calendar days’ prior notice. At Cygnus’s discretion, Cygnus will either replace free of charge, or refund the Purchase Price for any Product exhibiting non-compliance with specifications for a period ending on the earlier of (a) thirty (30) calendar days from the date of delivery of the Products to the end user or ultimate customer, or (b) ninety (90) calendar days after shipment of the Products by Cygnus to Distributor. This warranty is conditioned upon proper use and storage of a Product in accordance with specifications in the application for which it was intended and is void for any Products that are modified without written approval by Cygnus or that are subjected by Distributor or Customer to unusual physical stress.

CYGNUS MAKES NO OTHER WARRANTIES OR REPRESENTATIONS AS TO PERFORMANCE OF CYGNUS PRODUCTS OR AS TO SERVICE TO DISTRIBUTOR OR TO ANY OTHER PERSON. CYGNUS RESERVES THE RIGHT TO CHANGE THE WARRANTY AND SERVICE POLICY SET FORTH IN SUCH LIMITED WARRANTY, OR OTHERWISE, AT ANY TIME, WITHOUT FURTHER NOTICE AND WITHOUT LIABILITY TO DISTRIBUTOR OR TO ANY OTHER PERSON.

DISTRIBUTOR SHALL USE ITS BEST EFFORTS TO NOTIFY CUSTOMERS PURCHASING PRODUCTS OF THE TERMS OF THIS WARRANTY, AND SHALL NOT MAKE ANY STATEMENTS OR REPRESENTATIONS TO ITS CUSTOMERS THAT ARE INCONSISTENT WITH THIS WARRANTY.

B.

No Other Warranty. Except for the express warranty set forth above, Cygnus grants no other warranties, expressed or implied, by statute or otherwise, regarding the Products, their fitness for any purpose, their quality, their merchantability, or otherwise.

C.

Limitation of Liability. Cygnus’s sole liability under the warranty shall be limited to refund of the Purchase Price or replacement of the Product subject to the warranty, as determined by Cygnus. In no event shall Cygnus be liable for the cost of procurement of substitute goods by Distributor or Customer or for any special, punitive, consequential or incidental damages for breach of warranty or otherwise under this Agreement.

IN NO EVENT WILL CYGNUS BE LIABLE FOR ANY LOST PROFITS OR FOR ANY DIRECT, INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR OTHER SPECIAL DAMAGES SUFFERED BY DISTRIBUTOR, ITS CUSTOMERS OR OTHERS ARISING OUT OF OR RELATED TO THIS AGREEMENT OR CYGNUS PRODUCTS, OR FOR ANY CAUSES OF ACTION OF ANY KIND (INCLUDING TORT, CONTRACT, NEGLIGENCE, STRICT LIABILITY AND BREACH OF WARRANTY) EVEN IF CYGNUS HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES EXCEPT FOR DAMAGES CAUSED BY CYGNUS’S WILLFUL INTENT OR GROSS NEGLIGENCE.

D.	General. Nothing in this Agreement shall limit or exclude Cygnus’s liability for any matter in respect of which it would be unlawful for Cygnus to exclude or restrict liability

5.	ADDITIONAL OBLIGATIONS OF PARTIES

A.

Product Purchases, Customer Records and Customer Complaints. Distributor will keep detailed written records of Customers who have purchased Products, which Products those Customers purchased, how many units of those Products were purchased, when the Products were purchased and for what price the Products were purchased. Such records for the most recent one year period will be provided to Cygnus upon request and upon the expiration or termination of this Agreement. Thirty (30) days prior to the termination or expiration of this Agreement, Distributor will notify each Customer that has purchased Products in the last eighteen (18) months in writing that it will cease to be a Cygnus distributor, and advising such Customer who to contact for future supply and service. Additionally, Distributor will keep detailed written quality and customer complaint logs of sufficient detail to allow Cygnus to evaluate any quality or service issues that may arise with regard to any Product, including without limitation Product lot and/or serial number, specific complaint made by the Customer, date Product was bought by the Customer, Product expiration date, Customer contact information and complaint status. Nothing in this Agreement shall require Cygnus to share confidential information relating to other competing distributors. Cygnus shall not use information relating to Distributor’s pricing of products to influence pricing by distributors in other territories, to the extent that this would infringe any law in the Territory.

B.

Technical Support. Distributor will provide sufficient and competent in-house and field technical support to guarantee successful use of Products by Customer. Such technical support will include but not be limited to on-site customer consultation upon initial use by Customer as well as on-going trouble-shooting as is necessary for technically complex biological reagents systems as provided by Cygnus. Distributor will send technical support and/or sales representatives to Cygnus’s home office in Southport, North Carolina for up to 1 week training per each year at Distributor’s cost. Additionally, field technical service may be purchased by Distributor from Cygnus, if available, at Cygnus’s then-current rates for such services. Cygnus will provide Distributor with reasonable technical explanations, advice, and product support by phone and e-mail.

C.	Sales and Promotion of Products.

(i)	Sales Targets:

Distributor agrees to use its best efforts to grow sales of the Products in the Territory. Cygnus may from time to time set sales targets and Distributor shall use its best efforts to meet such targets. The 2019 target is USD 6.25 Million.

(ii)

Inventory. Distributor will maintain at least one place of business in the Territory and will maintain appropriate quantities of inventory of Cygnus Products. Distributor shall not have the right to return any Products, except as set forth in Section 4 above.

(iii)

Covenants. During the term of this Agreement Distributor will: (a) conduct business in a manner that reflects favorably at all times on Cygnus’s Products and the goodwill and reputation of Cygnus; (b) avoid deceptive, misleading or unethical practices that are or might be detrimental to Cygnus, Cygnus Products or the public; (c) not make false or misleading representations with regard to Cygnus or Cygnus Products; (d) not publish or employ, or cooperate in the publication or employment of, any misleading or deceptive advertising material with regard to Cygnus or Cygnus Products; or (e) make no representations, warranties or guarantees to customers or to the trade with respect to the specifications, features or capabilities of Cygnus Products that are inconsistent with the then-current policies or literature distributed by Cygnus from time to time. Distributor acknowledges that its status as an official distributor of Cygnus gives it a credibility in the Territory which will survive termination of this Agreement and that accordingly the covenants in (b)-(e) inclusive above shall also apply for a period of five (5) years after termination or expiration of this Agreement and during such period Distributor will not make any disparaging comments about Cygnus’s Products or Cygnus (but for the avoidance of doubt shall not be prevented from selling goods or services which compete with Cygnus’s Products or Cygnus),

D.	Promotion of the Products. Distributor will use its best commercial efforts, at its own expense to (a) promote the distribution of the Products in the Territory in accordance with the reasonable terms and policies of Cygnus as announced from time to time; and (b) satisfy those reasonable criteria and policies with respect to Distributor’s obligations under this Agreement. Such promotion shall include, but not be limited to, preparing promotional materials in languages appropriate for the Territory, advertising the Products in trade publications within the Territory, participating in appropriate trade shows and Congresses, presenting seminars and workshops to prospective customers, soliciting customer publications, providing positive references to Cygnus Products, and directly soliciting orders from customers for the Products. Distributor shall devote an appropriate amount of time and money on marketing and sales efforts in order to achieve the annual minimum sales targets each year. Distributor will submit annual marketing plan for one (1) year period commencing on January 1st in November of the previous year. The marketing plan would include product promotions and technical service promotions. Cygnus consents to review these plans and revert within 15 business days of this submission if such plans can be implemented. Should Cygnus decide otherwise, Distributor and Cygnus would set aside a time period of 15 days to come to a resolution.

E.

Finances and Personnel. Distributor shall devote sufficient financial resources, technically qualified sales personnel, and service personnel to the Products to fulfill its responsibilities under this Agreement. Without limiting the generality of the foregoing, this shall include maintaining at least two (2) qualified sales agents who have appropriate knowledge and expertise for the Products in the Territory, and at least one (1) qualified person to provide technical support for the Products.

F.

Materials. Cygnus shall use commercially reasonable efforts to provide Distributor with marketing and technical information concerning the Products as well as reasonable quantities of brochures, catalogs, instructional material, advertising literature, and other Product data, with all such in the English language. Cygnus may at its discretion provide such material as printed copy or electronically. In the event that printed copy is provided, the freight charges for the delivery of such printed materials shall be paid for by Distributor. Should Distributor wish the material to be in a language of its choosing for its Territory, Distributor shall provide a translation, and be liable for the costs of producing the material in that language, and Cygnus shall approve all such material prior to production.

G.

Delivery Time. Cygnus shall minimize delivery time as much as possible and reasonably endeavor to fulfill delivery obligations. Cygnus will make reasonable effort to deliver standard Products within ten (10) business days of acceptance of the purchase order. Distributor will make every effort to provide Cygnus with accurate ordering forecasts.

6.	TERM AND TERMINATION

A.

Term. This Agreement takes effect on the Effective Date and shall continue in force until terminated either (i) at will, by either party giving one hundred and eighty (180) days’ notice to the other or (ii) pursuant to the terms below.

B.	Termination for Cause.

(i) If either Party materially defaults in the performance of any provision of the Agreement, then the non-defaulting Party may give written notice to the defaulting Party that, if the default is not cured within thirty (30) calendar days of the written notice, the Agreement will be terminated. If the non-defaulting Party gives such notice and default is not cured during the thirty (30) calendar day period, then the Agreement shall automatically terminate at the end of that period.

(ii) Distributor acknowledges and agrees that the performance of its obligations as set forth under Section 5 (C)(i) is material to this Agreement. In the event Distributor fails to meet a sales target for any applicable Term, Cygnus shall have the right to terminate this Agreement pursuant to this section immediately without judicial intervention.

(iii) If Distributor fails to pay any amount due under this Agreement on the due date for payment and remains in default for more than 7 days Cygnus shall have the right to terminate this Agreement pursuant to this section immediately without judicial intervention.

(iv) Cygnus may terminate this Agreement immediately by notice in writing if Distributor is in breach of any of its compliance obligations under Section 10.

C.

Termination for Insolvency. This Agreement shall terminate immediately without judicial intervention, without notice, (a) upon the institution by or against either Party of insolvency, receivership or bankruptcy proceedings or any other proceedings in consequence of debt, (b) upon either party making an assignment for the benefit of creditors, or (c) upon dissolution of either company except for dissolution by merger into another company.

D.

Effect of Termination. Upon termination of this Agreement, Cygnus shall continue to fulfill, subject to the terms of the above and if so requested by Distributor, all orders accepted by Cygnus prior to the date of termination provided Distributor proves to Cygnus’s satisfaction that it has the ability to pay for such products. In such instance, Distributor has the obligation to pay for all Products delivered by Cygnus, even if such delivery occurs after the termination date. Further (and without limitation to Section 5A), upon termination of this Agreement, Distributor must submit to Cygnus within thirty (30) calendar days after the effective date of termination, a list of all customers who have purchased Cygnus Products from Distributor in the past eighteen (18) months, and the Cygnus Products those customers have purchased from Distributor in the Territory.

E.

Return of Materials. All trademarks, trade names, patents, copyrights, designs, drawings, formulas or other data, photographs, samples, literature, and sales aids of every kind related to the Products and Services shall remain the property of Cygnus. Within thirty (30) calendar days after the termination of this Agreement, Distributor shall prepare all such items in its possession for shipment as Cygnus may direct, at the expense of Distributor. Distributor shall not make or retain any copies of any confidential items or information or any product literature that may have been entrusted to it. Effective upon termination of the Agreement, Distributor shall cease to use all trademarks, marks and trade names of Cygnus.

F.

Limitation on Liability. In the event of termination by either Party in accordance with any of the provisions of this Agreement, neither party shall be liable to the other, because of such termination, for compensation, reimbursement or damages on account of the loss of prospective profits or anticipated sales or on account of expenditures, inventory, investments, leases or commitments in connection with the business or goodwill of Cygnus or Distributor. Termination shall not, however, relieve either party of obligations incurred prior to the termination.

G.

Survival of Certain Terms. The provisions of Sections 3E, 3F, 4, 6, 7B, 8, 9, 12 and 13 shall survive the termination of this Agreement for any reason. All other rights and obligations of the parties shall cease upon termination of the Agreement.

7.	LIABILITY COVERAGE AND LIMITATIONS

A.	Products Liability. Cygnus agrees to carry product liability insurance for its Products in such amounts as Cygnus determines to be reasonable.
B.	Claims. Distributor shall, as soon as it becomes aware of a matter which may result in a product liability claim:

(a)       give Cygnus written notice of the details of the matter;

(b)       give Cygnus access to and allow copies to be taken of any materials, records or documents as Cygnus may require to take action under (c) below;

(c)       allow Cygnus the exclusive conduct of any proceedings and take any action that Cygnus requires to defend or resist the matter, including using professional advisers nominated by Cygnus; and

(d)       not admit liability or settle the matter without Cygnus’s written consent.

8.	PROPRIETARY RIGHTS AND CONFIDENTILITY

A.

Proprietary Rights. Distributor agrees that Cygnus owns all rights, title and interest in the Products in all of Cygnus’s patents, trademarks, trade names, inventions, copyrights, know-how, and trade secrets relating to the design, manufacture, operation or service of the Products. The use by Distributor of any of these intellectual property rights is authorized only for the purposes herein set forth, and upon termination of the Agreement for any reason such authorization shall cease.

B.

Sale Conveys No Right to Manufacture or Copy. The Products are offered for sale and are sold by Distributor subject in every case to the condition that such sale does not convey any license, expressly or by implication, to manufacture, duplicate or otherwise copy or reproduce any of the Products.

C.

Confidentiality. The Parties agree that certain information each receives from the other may be the confidential information of the disclosing Party. “Confidential Information” means any non-public information disclosed by a Party either directly or indirectly to the other Party, in written, oral, visual or electronic form or by inspection of tangible objects, relating to the Cygnus product technology and any other business matters, including but not limited to software, trade secrets, inventions (whether patentable or not), know-how, algorithms, diagrams, drawings, processes, reagents, research, product or strategic plans or collaborations or partnerships, financial information, business models, and information relating to corporate finance and governance. The receiving Party shall not, either directly or indirectly, disclose or use any Confidential Information of the disclosing Party other than the business contemplated herein without prior written authorization from the disclosing Party. To the extent that it can be established by the receiving Party by competent written evidence, Confidential Information shall not include information that:

(i)	was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure;

(ii)	was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(iii)	became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

(iv)	was subsequently lawfully disclosed to the receiving Party by a third party other than under an obligation of confidentiality;

(v)	was independently developed by the receiving Party without reference to or the use of information provided by the disclosing Party; or

If the receiving Party is required by a valid order of a court or other governmental body or otherwise required by law to disclose Confidential Information of the disclosing Party, it shall give the disclosing Party timely written notice of such requirement before disclosing any such information and shall cooperate with the disclosing Party, at the disclosing Party’s expense, to seek a protective order, confidential treatment or other appropriate measures requiring, amongst other things, that the information and/or documents so disclosed be used only for the purposes for which the order was issued and parts of the information and/or documents so disclosed be redacted to limit the extent of disclosure.

9.	TRADEMARKS AND TRADE NAMES

A.

Use. During the term of this Agreement, Distributor shall have the right to indicate to the public that it is an authorized distributor of Cygnus Products and to advertise the Products within the Territory under the trademarks, marks and trade names that Cygnus may adopt from time to time. Distributor shall not alter or remove any Trademark applied to the Product. Except as explicitly provided for herein, nothing herein shall be deemed to grant to Distributor any right, title, license or interest in Cygnus’s Trademarks. At no time during or after the term of this Agreement shall Distributor challenge or assist others to challenge Cygnus’s Trademarks or the registration thereof or attempt to register any trademarks, marks or trade name confusingly similar to those of Cygnus.

B.

Approval of Representations. Distributor shall respect Cygnus’s trademarks and follow the instructions of Cygnus as to the usage of Cygnus’s trademarks. If any of Cygnus’s trademarks are to be used in conjunction with another trademark on or in relation to the Products, then the Cygnus mark shall be presented equally legibly, equally prominently, and of the same or greater size than the other but nevertheless separated from the other so that each appears to be a mark in its own right, distinct from the other mark.

10.           COMPLIANCE WITH LAWS INCLUDING ANTI-CORRUPTION LAWS AND COMPLIANCE WITH POLICIES

A.

Distributor shall at its own expense comply with all laws and regulations relating to its activities under this Agreement, as they may change from time to time, and with any conditions binding on it in any applicable licenses, registrations, permits and approvals.

B.

Representations, Warranties and Covenants of Distributor. Without limitation to Section 10A, Distributor makes the following representations and warranties to Cygnus, and covenants and agrees as follows:

(i)

Anti-Corruption Representations, Warranties and Covenants of Distributor. Distributor hereby represents and warrants to Cygnus that Distributor has not, and covenants and agrees that it will not, in connection with the transactions contemplated by the Agreement or in connection with any other business transactions involving Cygnus or its products, make, authorize, promise or offer to make any payment or transfer anything of value, directly or indirectly, to any Government Official (meaning any officer or employee of a government, at any level, or of any government-controlled enterprise or of any public international organization, or any person acting in an official capacity for, or on behalf of, any of the foregoing, or any political party, party official or candidate for public office) or to any other person while knowing or suspecting that all or some portion of the payment or gift will be offered, given or promised to a Government Official for the purpose of influencing official action or securing an improper advantage. It is the intent of the parties that no payments or transfers of value shall be made which have the purpose or effect of public or commercial bribery, or acceptance of or acquiescence in extortion, kickbacks or other unlawful or improper means of obtaining business. This subsection shall not, however, prohibit normal and customary business entertainment or the giving of business mementos of nominal value in connection with Distributor’s performance under the Agreement.

(ii)

Distributor Certifications. Distributor agrees that it will, and will cause each of its directors, officers, employees, agents or other representatives who have any direct involvement with any of the management or operations of the business of Distributor under the Agreement, at the request of Cygnus, and at least annually, provide Cygnus with a certification in the form hereto attached and incorporated by reference as Exhibit D.

(iii)

Familiarity with Laws. Distributor represents, warrants and covenants that it and all of its directors, officers and employees who will provide services under this Agreement are familiar with the laws, rules, regulations and restrictions which may apply as well as the representations, warranties and covenants contained therein, and Distributor agrees to take appropriate steps to ensure compliance therewith by any such persons in connection with the activities contemplated by this Agreement.

(iv)

Distributor’s Continuing Obligation to Advise. Distributor agrees that should it learn or have reason to know of: (i) any payment, authorization, offer, or agreement to make a payment to a Government Official for the purpose of obtaining or retaining business or securing any improper advantage for Cygnus under the Agreement or otherwise, or (ii) any other development during the term of the Agreement that in any way makes inaccurate or incomplete the representations, warranties and certifications of Distributor contained in Section 10A hereof at any time during the term of the Agreement, Distributor will immediately advise Cygnus in writing of such knowledge or suspicion and the entire basis known to Distributor therefor.

(v)

No Governmental Ownership of Distributor. Distributor hereby represents and warrants to Cygnus that no ownership interest, direct or indirect, in Distributor or in the contractual relationship established by the Agreement, is held or controlled by or for the benefit of any Government Official, and that it will obtain Cygnus’s prior written consent before permitting a change that would result in a direct or indirect ownership interest in Distributor or in the contractual relationship established by the Agreement being held or controlled by or for the benefit of any Government Official.

(vi)

Cygnus’s Right of Investigation. Distributor will keep accurate books and records in connection with its obligations and services to be performed under this Agreement. Distributor agrees that Cygnus shall have the right, from time to time, upon written notice to Distributor, to conduct an audit of Distributor to verify compliance with the provisions of this section. Distributor agrees to cooperate fully with such investigation, the scope, method, nature and duration of which shall be at the sole reasonable discretion of Cygnus.

(vii)

Termination Right for Non-Compliance with Anti-Corruption Provisions. In the event that Cygnus believes, in good faith, that Distributor has breached or may be about to breach any of the representations, warranties, covenants or agreements contained in Section 10A of this Agreement or has acted in any way that may subject Cygnus to liability under the anti-corruption laws applicable to it, Cygnus shall have the unilateral right, exercisable immediately upon written notice to

Distributor, to terminate the Agreement, subject to the provisions of 6B(iv) of this Agreement.

(viii)

Disclosure to United States Government. Distributor agrees that full disclosure of information relating to a possible violation of the anti-corruption representations, warranties or covenants contained in this Section 10A may be made at any time and for any reason to the United States government and its agencies, and to whomsoever Cygnus determines has a legitimate need to know.

C.	Without limitation to Sections 10A and 10B above, Distributor shall:

(a)

comply with all applicable laws, statutes, regulations, and codes relating to anti-bribery and anti-corruption in the Territory, any country in which goods or services are supplied and in which Cygnus or Distributor are incorporated as well as in the United States (Relevant Requirements);

(b)

comply with the Cygnus’s anti-bribery, anti-corruption and ethics policies (annexed to this Agreement as part of the Code of Business Conduct and Ethics at Exhibit E) and, in each case as Cygnus may update them from time to time (Relevant Policies).

(c)

have and shall maintain in place throughout the term of this agreement its own policies and procedures to ensure compliance with the Relevant Requirements and the Relevant Policies, and will enforce them where appropriate;

(d)	promptly report to Cygnus any request or demand for any undue or suspicious financial or other advantage of any kind received by Distributor in connection with the performance of this agreement;
(e)

immediately notify Cygnus (in writing) if a public official in the Territory, any country in which goods or services are supplied and in which Cygnus or Distributor are incorporated as well as in the United States becomes an officer or employee of Distributor or acquires a direct or indirect interest in Distributor, and Distributor warrants that it has no such public officials as direct or indirect owners, officers or employees at the date of this Agreement;

(f)

within 2 months of the date of this Agreement, and annually thereafter, certify to Cygnus in writing signed by each of its directors, officers, employees, agents or other representatives who have any direct involvement with any of the management or operations of the business of Distributor under the Agreement, in the form set out in Exhibit D. Distributor shall provide such supporting evidence of compliance as Cygnus may reasonably request.

D. Distributor shall ensure that all of its suppliers, agents, subcontractors and other members of its group or affiliates who perform services or provide goods in connection with this Agreement do so only on the basis of a written contract which imposes on and secures from such persons terms equivalent to those imposed on Distributor in this Section 10 (Relevant Terms). Distributor shall be responsible for the observance and performance by such persons of the Relevant Terms, and shall be directly liable to Cygnus for any breach by such persons of any of the Relevant Terms.

E. Distributor shall comply with Cygnus’s Code of Business Conduct and Ethics as set out in Exhibit E.

11.	UNITED STATES EXPORT CONTROLS

THIS AGREEMENT IS EXPRESSLY MADE SUBJECT TO ANY LAWS, REGULATIONS, OR OTHER RESTRICTIONS ON THE EXPORT FROM THE UNITED STATES OF AMERICA OF THE PRODUCTS OR OF INFORMATION ABOUT SUCH PRODUCTS WHICH MAY BE IMPOSED FROM TIME TO TIME BY THE GOVERNMENT OF THE UNITED STATES OF AMERICA. NEITHER PARTY SHALL EXPORT OR REEXPORT, DIRECTLY OR INDIRECTLY, ANY PRODUCTS OR INFORMATION PERTAINING THERETO TO ANY COUNTRY FOR WHICH THE GOVERNMENT OR ANY AGENCY THEREOF REQUIRES AN EXPORT LICENSE OR OTHER GOVERNMENTAL APPROVAL AT THE TIME OF EXPORT OR REEXPORT WITHOUT FIRST OBTAINING SUCH LICENSE OR APPROVAL.

12.	PATENT, COPYRIGHT AND TRADEMARK INDEMNITY

A.

Indemnification. Cygnus shall indemnify and hold harmless Distributor from and against all damages incurred by it arising from any legal action made or brought against it by a person or entity other than Cygnus or an affiliate of Cygnus as a result of (a) any negligent or willful act or omission of Cygnus in relation to its obligations under this Agreement; (b) the breach of any provision of this Agreement by Cygnus; or (c) any infringement of intellectual property rights of a third party arising from the activities of Cygnus with regard to the Products.

Distributor shall indemnify and hold harmless Cygnus and its officers, directors and shareholders (“Cygnus Indemnitees”) from and against all damages or liabilities incurred by it, her or him arising from any legal action made or brought against any of the Cygnus Indemnitees by a Person other than an affiliate of Distributor as a result of (a) any negligent or willful act or omission of Distributor in relation to its obligations under this Agreement; or (b) the breach of any provision of this Agreement by Distributor ; provided, however, that Distributor shall have the opportunities to be notified regularly regarding such legal action and shall be entitled to consent to settlement of such legal action against Cygnus Indemnitees.

Distributor agrees that Cygnus or its designee has the right to defend, or at its option to settle, any claim, suit or proceeding brought against Cygnus, Distributor or its customer on the issue of infringement or alleged infringement of any third party intellectual property by any Products sold hereunder, or the use thereof, subject to the limitations hereinafter set forth. Cygnus shall have sole control of any such action or settlement negotiations. Cygnus shall have the right to change, modify, or discontinue the sale of any Products that it determines may, or may be deemed to infringe any third party intellectual property rights.

B.

Limitation. Notwithstanding the provisions of Subsection 12A. above, Cygnus assumes no liability for (a) infringements covering the use of the Products in any manner other than the intended use of the Products as set forth in Cygnus’ printed materials; (b) any trademark infringement involving any marking or branding not applied by Cygnus or involving any marking or branding applied at the request of Distributor; or (c) any liability arising from a modification or servicing of a Product, or any part thereof, unless such modification or servicing was done by Cygnus.

C.

Entire Liability. The foregoing provision of this Section 12 states the entire liability and obligations of Cygnus and the exclusive remedy of Distributor and its customers, with respect to any alleged patent or trademark infringement by the Products or any part thereof.

13.	GENERAL PROVISIONS

A.	Governing Law. This Agreement shall be governed by and construed in accordance with laws of California, United States without giving effect to any of its conflict of law principles or provisions.

B.

Arbitration. All disputes between the parties arising out of or relating to this Agreement (other than actions seeking only equitable remedies) shall be settled by binding arbitration; (a) if an action is brought by Distributor, in San Mateo County, California pursuant to the Commercial Arbitration Rules of the American Arbitration Association; or (b) if an action is brought by Cygnus, in Beijing pursuant to the Rules of the China. The arbitrator may award any legal or equitable remedy and may, in his or her own discretion, require one party to pay the costs of the arbitration as well as the arbitrator’s fees and expenses, including reasonable attorney’s fees, of the other party.

C.

Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter herein and merges all prior discussions between them. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless signed in writing by both parties.

D.

Notices. Unless otherwise provided for in this Agreement, any notice required or permitted by this Agreement shall be in writing and shall be sent by prepaid registered or certified mail, return receipt requested, addressed to the other party at the address shown at the beginning of this Agreement or at such other address for which such party gives notice hereunder. Such notice shall be deemed to have been given five (5) business days after deposit in the mail.

E.

Force Majeure. Nonperformance of either party shall be excused to the extent that performance is rendered impossible by strike, fire, flood, governmental acts or orders or restrictions, failure of suppliers, or any other reason where failure to perform is beyond the control of and not caused by the negligence of the non-performing party.

F.

Non-assignability and Binding Effect. A mutually agreed consideration for Cygnus and Distributor for entering into this Agreement is the reputation, business standing, and goodwill already honored and enjoyed by both parties under their present ownership, and accordingly, both parties agree that their rights and obligations under this Agreement may not be transferred or assigned (except to subsidiary companies) directly or indirectly without the prior written consent of the other party. Subject to the foregoing sentence, this Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and permitted assigns. Notwithstanding the foregoing, Cygnus shall have the right to assign all of its rights and responsibilities under this Agreement without Distributor’s consent to a third party that acquires Cygnus or substantially all of the assets of Cygnus related to this Agreement.

G.

Partial Invalidity. If any provision of this Agreement is held to be invalid by a court of competent jurisdiction, then the remaining provisions shall nevertheless remain in full force and effect. The parties agree to renegotiate in good faith any term held invalid and to be bound by the mutually agreed substitute provision.

H.

Legal Expenses. The prevailing party in any legal action brought by one party against the other and arising out of this Agreement shall be entitled, in addition to any other rights and remedies it may have, to reimbursement for its expense, including arbitration costs and reasonable attorney’s fees.

I.	Counterparts. This Agreement shall be executed in two counterparts, each of which shall be deemed an original, each party retaining one copy thereof.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

CYGNUS TECHNOLOGIES, INC.		BEIJING XMJ SCIENTIFIC CO., LTD

By:	/s/ David Weber	By:	/s/ Xiaomei Yan (Maggie Yan)

Name:	David Weber	Name:	Xiaomei Yan (Maggie Yan)

Title:	Vice President and	Title:	Managing Director
Chief Commercial Officer

Date:	February 20, 2019	Date:	Jan. 14, 2019